Exhibit 99.1
Consolidated Financial Statements
Meow Mix Holdings, Inc.
Year ended January 1, 2006

Meow Mix Holdings, Inc.
Consolidated Financial Statements
Year ended January 1, 2006

Report of Independent Auditors
The Board of Directors and Stockholders
Meow Mix Holdings, Inc.
We have audited the accompanying consolidated balance sheet of Meow Mix Holdings, Inc. (the “Company”) as of January 1, 2006, and the consolidated statement of income, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meow Mix Holdings, Inc. at January 1, 2006 and its consolidated results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.
MetroPark, New Jersey
March 15, 2006

Meow Mix Holdings, Inc.
Consolidated Balance Sheet
(in thousands, except share data)
January 1, 2006

Assets
Current assets:
Cash and cash equivalents	$10,078
Trade receivables, net of allowances for doubtful accounts and trade of $6,603	20,128
Inventories	17,040
Prepaid expenses and other current assets	891
Deferred income taxes	1,171

Total current assets	49,308

Property, plant and equipment, net	46,094
Other intangible assets, net	124,461
Goodwill	4,412
Deferred financing costs, net	6,100
Other assets	220

$230,595

Liabilities and stockholders’ deficit
Current liabilities:
Trade accounts payable	$12,819
Accrued income taxes	36
Accrued interest	2,544
Accrued compensation and benefits	2,310
Accrued freight	2,091
Accrued other expenses and other liabilities	4,967

Total current liabilities	24,767

Long-term debt	170,000
Deferred income taxes	17,743

Commitments and contingencies
Cumulative redeemable convertible participating preferred stock – $0.01 par value; 50,000 shares authorized; shares issued and outstanding 40,540; aggregate liquidation preference $48,895	49,500

Stockholders’ deficit:
Common stock – $0.01 par value; 35,000,000 shares authorized; shares issued and outstanding 25,084,273 as of January 1, 2006	251
Accumulated deficit	(31,666)

Total stockholders’ deficit	(31,415)

$230,595

See accompanying notes.

Meow Mix Holdings, Inc.
Consolidated Statement of Income
(in thousands)
Year ended January 1, 2006

Net sales	$245,393
Cost of goods sold	155,238

Gross profit	90,155

Selling, general and administrative expenses	47,502

Income from operations	42,653

Interest expense	21,247
Interest income	169
Foreign currency transaction loss	(40)

Income before provision for income taxes	21,535

Provision for income taxes	8,251

Net income	13,284

Dividends attributable to cumulative redeemable convertible participating preferred stock	5,379

Net income available for common stockholders	$7,905

See accompanying notes.

Meow Mix Holdings, Inc.
Consolidated Statement of Stockholders’ Deficit
(in thousands, except share data)
Year ended January 1, 2006

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balances as of January 2, 2005	25,084,273	$251	$(39,191)	$(38,940)
Cumulative preferred stock dividends	—	—	(5,379)	(5,379)
Preferred stock accretion	—	—	(380)	(380)
Net income	—	—	13,284	13,284

Balances as of January 1, 2006	25,084,273	$251	$(31,666)	$(31,415)

See accompanying notes.

Meow Mix Holdings, Inc.
Consolidated Statement of Cash Flows
(in thousands)
Year ended January 1, 2006

Cash flows from operating activities
Net income	$13,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,615
Amortization of definite lived intangible assets	519
Gains from commodity derivative instruments	(461)
Non-cash interest expense	6,523
Loss on disposal of assets	1,353
Provision for deferred income taxes	6,193
Changes in operating assets and liabilities:
Accounts receivable	(5,146)
Inventories	(1,346)
Prepaid expenses and other current assets	203
Other intangibles	(1,625)
Accounts payable and accrued expenses	6,634
Income taxes payable	1,022

Net cash provided by operating activities	34,768

Cash flows from investing activities
Capital expenditures	(6,006)

Net cash used in investing activities	(6,006)

Cash flows from financing activities
Proceeds from borrowings	190,000
Repayment of long-term debt	(215,352)
Payment of financing costs	(3,036)

Net cash used in financing activities	(28,388)

Net increase in cash and cash equivalents	374
Cash and cash equivalents, beginning of year	9,704

Cash and cash equivalents, end of year	$10,078

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$12,872

Income taxes	$1,035

See accompanying notes.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements
January 1, 2006
1. Basis of Presentation and Description of Company
The Company and its wholly-owned operating subsidiary, the Meow Mix Company, are headquartered in Secaucus, New Jersey and primarily market premium dry cat food and to a lesser degree, its wet cat food under the Meow Mix brand name and value priced dry cat food under the Alley Cat brand name to retailers through the United States and Canada. The Company owns all intangible assets associated with the use of the brands.
On October 10, 2003, an entity formed by Cypress Merchant Banking Partners II L.P. and its affiliates (“Cypress”) acquired majority ownership of the Company in a transaction that recapitalized the business (the “Recapitalization”). The Recapitalization was accounted for as a leveraged recapitalization and, accordingly, the Company retained its historical cost basis of accounting.
Subsequent to the Recapitalization described above, Meow Holdings LLC owns 87.6% of the Company’s outstanding common stock, J.W. Childs and its affiliates own 8.8% of the Company’s outstanding common stock and certain members of management own 4.1% of the Company’s outstanding common stock (percentages do not reflect any dilution from exercise of outstanding stock options).
2. Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements as of January 1, 2006 and for the year then ended, reflect the financial position and operations of Meow Mix Holdings, Inc. (the “Company”) and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Accounting Period
The Company’s fiscal year ends on the Sunday nearest December 31.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Cash and Cash Equivalents
The Company considers cash and all highly liquid investment securities purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts and Trade Allowances
Accounts receivable consist of amounts due to the Company from normal business activities. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. In addition, the Company provides for trade allowances, which are based on specific programs as well as historical experience. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates and assumptions.
Trade accounts receivable potentially expose the Company to concentrations of credit risk, as a large volume of business is conducted with several major retailers. The Company’s largest customer generated approximately 33% of its net sales for the year ended January 1, 2006 and represented approximately 29% of its accounts receivable balance at January 1, 2006. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.
Inventories
Inventories are stated at the lower of FIFO (first-in, first-out) cost or market. Inventory costs include all direct manufacturing costs and applied overhead. Allowances are established based on management’s estimate of inventory on hand that is potentially obsolete or for which its market value is below cost.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Property, Plant and Equipment
Property, plant and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service. Repair and maintenance costs are expensed as incurred. The useful lives by asset category are as follows:

Building	40 years
Land improvements	20 years
Furniture and office equipment	7 years
Machinery and production equipment	3 to 8 years
Leasehold improvements are amortized over the lesser of the initial lease term or the estimated useful life of the improvements, currently approximates three years.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the cost over the net of the fair value of the identifiable and intangible assets acquired and the fair value of liabilities assumed in the Acquisition.
The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), effective upon the Acquisition and, in accordance with SFAS No. 142, there is no amortization of goodwill and intangible assets that have indefinite useful lives. However, goodwill is tested for impairment annually using the two-step process specifically provided in SFAS No. 142. Other intangible assets are carried at amortized cost. The value affixed to the co-packaging agreement is amortized over its contractual life. Tradenames have been deemed to have an indefinite life and are not subject to amortization expense, but instead are subject to an annual impairment test based upon fair value in accordance with the provisions of SFAS No. 142.
The Company completed the required annual impairment tests as of October 3, 2005 (the first day of the fourth quarter of 2005), and concluded that there were no impairments to its recorded goodwill or indefinite lived intangible assets. The Company believes the recorded values of goodwill and trademarks in the amounts of $4.4 million and $122.5 million, respectively, are fully recoverable.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss for property, plant and equipment and amortizable intangible assets would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition is less than their carrying amount. No impairment indicators existed during the year ending January 1, 2006.
Software Capitalization
The Company accounts for the costs of computer software developed or obtained for internal use pursuant to Statement of Position (“SOP”) 98-1, “Accounting for the Costs of computer Software developed or Obtained for Internal Use”, which requires the capitalization of internal use software and other related costs under certain circumstances. External direct costs of materials and services and payroll costs of employees working solely on the application development stage of the project have been capitalized in accordance with SOP 98-1. Capitalized costs of the project are amortized on a straight-line method over the estimated useful life of five years from the point when the systems are placed in service.
As of January 1, 2006, the Company’s capitalization of software for internal use was $4,266,000 (net of accumulated amortization of $1,648,774). Amortization of software for internal use was $1,071,331 for fiscal 2006 and is included in depreciation expense.
Deferred Financing Costs
The Company capitalized approximately $5,259,000 of debt issuance costs related to its 2002 Credit Agreement. In connection with the 2003 Credit Agreement, the Company capitalized approximately $11,288,000 of debt issuance costs. Such costs are amortized to interest expense over the lives of the related debt instruments, using the effective interest method for term loans and the straight-line method for revolving lines of credit. Amortization expense related to deferred financing costs is included in interest expense in the accompanying consolidated statement of income and aggregated approximately $1,592,000 for the year ended January 1, 2006.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
In accordance with EITF 96-19: Debtor’s Accounting for a Modification or Exchange of Debt Instruments and EITF 98-14: Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements the Company capitalized approximately $3,036,000 of new financing costs associated with the Company’s 2005 amendment to the 2003 Credit Agreement (Note 7) and wrote off approximately $4,876,000 of old financial costs which is included in interest expense in the statement of income as of January 1, 2006.
Income Taxes
The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts the realization of which is considered to be more likely than not.
Revenue Recognition
The Company recognizes revenue, net of estimated related customer allowances and deductions, at the time the product is shipped to the customer, with the related shipping costs recorded in cost of sales.
Research and Development Expenses
Research and development expenses for Company-sponsored projects are expensed as incurred. Research and development expenses were approximately $2,411,000 for the year ended January 1, 2006, and are included in selling, general and administrative expenses in the accompanying consolidated statement of income.
Advertising/Marketing Costs
Advertising costs are expensed as incurred and were approximately $17,989,000 for the year ended January 1, 2006.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Reclassifications
Certain amounts in the statement of stockholders’ deficit associated with the Company’s cumulative redeemable convertible preferred stock have been reclassified to mezzanine equity.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Stock-Based Compensation
The Company has elected under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), to account for its employee stock options in accordance with Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), using an intrinsic value approach to measure compensation expense, if any. Companies that account for stock-based compensation arrangements for its employees under APB No. 25 are required by SFAS No. 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS No. 123 had been applied. The Company plans to continue to account for stock-based compensation using the provisions of APB No. 25 and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.”
Had the compensation cost for the Company’s stock options been determined based on the fair value of the options at the date of grant, the Company’s pro forma net income would have been as shown below (000’s):

Net income, as reported	$13,284

Deduct total stock-based compensation expense determined under fair value based method for all awards, net of related taxes of $613	(1,138)

Net income, pro forma	$12,146

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
For the year ended January 1, 2006, the fair value of each option grant is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions:

Expected dividend yield	0%
Risk-free interest rate	4.1%
Expected life of options	10 years
Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
Fair Value of Financial Instruments
The Company’s financial instruments at January 1, 2006 principally consist of cash, accounts receivable, accounts payable and debt. The Company believes the reported carrying amounts of its cash, accounts receivable and accounts payable approximate fair value, based upon the short-term nature of these accounts. The fair value of borrowings outstanding under the Credit Facilities approximate their respective carrying values at January 1, 2006, as such borrowings bear interest at a floating rate.
Foreign Currency Transactions
In accordance with SFAS No. 52, Foreign Currency Translation, gains and losses resulting from foreign currency transactions are included in the Company’s consolidated statements of income.
Derivatives and Hedging Activities
The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133, as amended, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
are not designated as hedges must be adjusted to fair value through earnings. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the change in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of a derivative that is designated as a hedge will be immediately recognized in earnings.
In order to protect the Company from exposures in the commodity market, the Company purchases futures contracts and/or option contracts for the future purchase of corn, soybean meal and related protein products, which are the principal ingredients in its products. Such contracts are not designated as hedges under SFAS No. 133. Accordingly, such contracts are valued at fair value, with an offsetting charge or credit to income. At January 1, 2006, the Company had futures contracts to purchase an aggregate of approximately $6,835,000 of corn and soybean meal and related protein products, with a gain on such contracts of approximately $461,000 based on the January 1, 2006 market price. For the year ended January 1, 2006 the Company’s net results from this activity was a gain of approximately $873,000 and such amount is included in cost of goods sold in the statement of income.
In order to protect the interest rate exposure on its variable rate debt under its 2003 Credit Agreement, the Company entered into a 9 month interest rate cap agreement effective October 2006, which capped London Interbank Offered Rate (“LIBOR”) at 5.64% on 47% of the Company’s total borrowings under the Term Loan. The Company did not meet the criteria for Hedge Accounting under SFAS No. 133 for this cash flow hedge item, thus the difference between its cost and its fair value based on the January 1, 2006 market price resulted in a loss at January 1, 2006 of $55,000 and such amount was included in interest expense in the period ending January 1, 2006.
Variable Interest Entities
In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which was revised in December 2003. FIN 46 requires a new approach in determining if a reporting entity consolidates certain legal entities referred to as variable interests entities (“VIEs”), including joint ventures, limited liability corporations and equity

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
investments. A VIE is an entity in which the equity investors do not have a controlling interest or which has insufficient resources to finance the entity’s activities without receiving additional financial support from the other parties. Under FIN 46, consolidation of a VIE is required by the investor with the majority of the variable interests in the entity. For non-public entities, FIN 46 is effective immediately for variable interests in VIEs created after December 31, 2003 and effective the beginning of the first annual period after December 15, 2004. The adoption of FIN 46 did not and is not expected to have an impact on the Company’s financial position or results of operations.
Effects of Recently Issued Accounting Pronouncements
FASB Statement 123(R): Share-Based Payment
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and its interpretations, and amends Statement 95, Statement of Cash Flows. Generally, the approach to accounting for share-based payments in Statement 123(R) is similar to the fair-value approach permitted in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure will no longer be an alternative to financial statement recognition). In April 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for Statement 123(R). In accordance with the new rule, the accounting provisions of Statement 123(R) will be effective for the Company in fiscal 2006. Historically, in accordance with Statement 123 and Statement 148, Accounting for Stock-Based Compensation—Transition and Disclosure, the Company had elected to follow the disclosure only provisions of Statement 123 and, accordingly, continues to account for share based compensation under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. Under APB 25, when stock options are issued with an exercise price equal to the market price of the underlying stock price on the date of grant, no compensation expense is recognized in the financial statements, and compensation expense is only disclosed in the footnotes to the financial statements. The Company is required to adopt Statement No. 123(R) beginning January 2, 2006. The Company is in the process of determining how the guidance regarding valuing share-based compensation as prescribed by Statement 123(R) will be applied to valuing share-

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
based awards granted after the effective date and the impact that the recognition of compensation expense from prior awards will have on its financial statements. The Company expects to use the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested and to use the Black-Scholes option-pricing model to value such awards. The adoption of Statement 123(R) is expected to have a negative effect on consolidated net income.
FASB Statement No. 151: Inventory Costs, an Amendment of ARB No. 43, Chapter 4
In November 2004, the FASB issued Statement No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4 (“FAS 151”). The amendments made by FAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FAS 151 will become effective beginning in fiscal 2006. The Company is in the process of assessing the impact FAS 151 will have on its financial position and results of operations.
FASB Statement No. 154: Accounting Changes And Error Corrections
In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. The Statement applies to all voluntary changes in accounting principles, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting estimate.
Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors occurring in fiscal years beginning after June 1, 2005. The Company does not currently anticipate any effect of this pronouncement on its statement of operations.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
3. Inventories
Inventories are comprised of the following at January 1, 2006 (000’s):

Raw materials	$2,042
Packaging materials	1,749
Finished goods	13,249

$17,040

4. Property, Plant and Equipment
Property, plant and equipment is comprised of the following at January 1, 2006 (000’s):

Land	$1,756
Land improvements	882
Building	10,878
Machinery and production equipment	40,854
Furniture and office equipment	1,983
Leasehold improvements	87
Software	4,266
Construction-in-process	2,952

63,658
Less accumulated depreciation	(17,564)

$46,094

Depreciation expense was approximately $ 7,615,000 for the year ended January 1, 2006.
5. Goodwill and Intangible Assets
The following table reflects the carrying amount of the Company’s goodwill and intangible assets included in the consolidated balance sheet at January 1, 2006 (000’s):

		Accumulated
	Gross	Amortization	Net

Finite lived intangible asset:
Exclusive co-packaging agreement	$4,025	$(2,064)	$1,961
Indefinite lived intangible assets:
Tradenames and trademarks	122,500	—	122,500
Goodwill	4,412	—	4,412

Total	$130,937	$(2,064)	$128,873

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
5. Goodwill and Intangible Assets (continued)
During 2005, the Company obtained an exclusivity agreement with one of its co-packers. As part of the agreement, the Company invested approximately $1,625,000 as of January 1, 2006 to upgrade the machinery of the co-packer. Those costs will be amortized over the 5 year contract life.
Amortization expense of the Company’s definite lived intangibles was approximately $520,000 for the period ending January 1, 2006 and is estimated to be approximately $466,000, $466,000, $466,000, $325,000 and $238,000 for fiscal 2006, 2007, 2008, 2009 and 2010, respectively.
There was no change in the Company’s goodwill balance since January 2, 2005.
6. Long-Term Debt
2003 Credit Agreement
In connection with the 2003 Recapitalization, the Company entered into a new credit agreement (the “2003 Credit Agreement”) with a group of lenders comprised of (i) a $176.0 million term loan (“Term Loan A”), (ii) a $50.0 million term loan (“Term Loan B”), (iii) a $25.0 million revolving credit facility and (iv) a $5.0 million swing-line facility. In addition, a letter of credit sub-facility of $5.0 million was available under the revolving credit facility. The maturity date of the loans was October 10, 2009.
The term loans were borrowed in full at the closing and the proceeds thereunder were used to fund a portion of the 2003 Recapitalization. Principal repayments on the Term Loan A borrowings were required every ninety days commencing December 28, 2003. The repayments ranged from $.85 million due September 26, 2004 through October 2, 2005, to $1.7 million due through October 1, 2006, to $3.4 million through September 28, 2008, to $23.8 million through the October 10, 2009 maturity date. Principal repayments on the Term Loan B borrowings are due in full on October 10, 2009. Mandatory prepayments of borrowings outstanding under the 2003 Credit Agreement were required upon the occurrence of certain events, including asset sales, debt issuances, equity issuances and casualty events, as well as for excess cash flow, as defined.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
6. Long-Term Debt (continued)
Borrowings under the 2003 Credit Agreement, including swing-line borrowings, bore interest, at the Company’s option of (i) a base rate (defined as a rate per annum equal to the greater of (a) the federal funds rate plus 1/2 of 1% or (b) the lenders’ prime commercial lending rate) plus the applicable margin (as defined below) the (“Base Rate”) or (ii) an adjusted LIBOR rate (the rate for Eurodollar deposits for a period of one, two, three or six months (as selected by the Company), in each case plus the applicable margin. The “applicable margin” was (i) with respect to borrowings under Term Loan A under the Base Rate plus, 2.5% per annum, (ii) with respect to borrowings under Term Loan B under the Base Rate plus, 5.5% per annum, (iii) with respect to borrowings under Term Loan A under the LIBOR rate plus, 3.5% per annum, (iv) with respect to borrowings under Term Loan B under the LIBOR rate plus, 6.5% per annum, (v) with respect to borrowings under the revolving credit facility under the Base Rate plus 2.5% per annum; subject to downward adjustments if the Company meets certain leverage ratios and (vi) with respect to borrowings under the revolving credit facility under the LIBOR rate plus 3.5% per annum; subject to downward adjustments if the Company met certain leverage ratios. Interest was payable quarterly for Base Rate loans, at the end of the relevant interest period (or quarterly in certain cases) for all LIBOR loans and at maturity for any swing-line loans. The default rate under the Credit Agreement is equal to the applicable interest rate plus 2%.
The 2003 Credit Agreement required the Company to pay a commitment fee calculated at a rate equal to 0.50% per annum on the average daily unused portion of the revolving credit facility and an annual administrative fee.
Obligations under the 2003 Credit Agreement were secured by a first priority security interest in substantially all of the assets of the Company and the assets of its domestic subsidiaries and by a pledge of 100% of the shares of its existing and future domestic subsidiaries. The domestic subsidiaries have fully and unconditionally guaranteed the Company’s obligations under the 2003 Credit Agreement.
In addition to customary affirmative covenants, the 2003 Credit Agreement required the Company to enter into an interest-rate cap agreement to the extent necessary for 50% of the total outstanding consolidated indebtedness to be protected from market exposure to interest rate increases. The Company entered into such an agreement in January 2004. The 2003 Credit Agreement also includes negative covenants that, among other things, restrict the Company’s and its subsidiaries’ ability to incur additional indebtedness;

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
6. Long-Term Debt (continued)
engage in mergers, consolidations, liquidations and dissolutions; sell assets; enter into capital leases; pay dividends or make other payments in respect of capital stock; make acquisitions; make investments, loans and advances; and issue equity securities.
2004 Amendment to the 2003 Credit Agreement
As of December 28, 2003 and March 27, 2004, the Company was not in compliance with the maximum Leverage ratio covenant of the 2003 Credit Agreement. Accordingly, on April 5, 2004, the Company and its lenders amended the 2003 Credit Agreement to (i) revise future minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios to less restrictive limits; (ii) increased the applicable margin of borrowings under Term Loan A and the revolving credit facility by 0.75% per annum, subject to downward adjustments if the Company achieves certain coverage ratios; (iii) increased the applicable margin of Term Loan B borrowings by 0.75% per annum; (iv) waived the December 28, 2003 and March 27, 2004 covenant noncompliance events; and (v) required Cypress or its affiliates to make an additional cash capital contribution of not less than $25.0 million to the Company, with all of the proceeds of such financing used to repay Term Loan A borrowings. A new series of preferred stock was issued by the Company for gross cash proceeds of $40.5 million and the Company remitted the net cash proceeds of $40.5 million from such funds to the lenders as required.
2005 Amendment to the 2003 Credit Agreement
On July 13, 2005, the Company refinanced its long-term debt through an amendment to the 2003 Credit Agreement. The Amendment allowed lenders to invest $190.0 million under a new Term Loan the proceeds of which went towards repaying the existing Term Loan A which had $129.1 million outstanding at that time and Term Loan B which had $50.0 million outstanding at that time; the excess went towards payment of fees in connection with the refinancing and the balance was retained by the Company. The new Term Loan was priced at 3.25% over LIBOR, with the possibility of a 0.25% reduction in pricing if the Company achieved certain Leverage Ratios. The Amendment cancelled Term Loan B but maintained the $25.0 million Revolving Credit Facility, the $5.0 million Swingline Loan and the letter of credit sub-facility of $5.0 million available under the Revolving Credit Facility. The Amended Credit Agreement revised limits on Financial Covenants including the Maximum Leverage Ratio, Minimum Interest Coverage Ratio and Total Capital Expenditure Covenant, and cancelled the Minimum Fixed Charge Coverage ratio covenant. The Amendment maintained the (i) Commitment

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
6. Long-Term Debt (continued)
fee at 0.50% of the average daily unused portion of the Revolving Credit Facility, and (ii) the annual Administrative Fee paid to the Administrative Agent. As of January 1, 2006 the Company had $170.0 million outstanding under the Credit Agreement all of which were in LIBOR loans with an interest rate of 7.09%. The Company did not have any borrowings under the Revolving Credit Facility and as of January 1, 2006 had one letter of credit outstanding in the amount of $51,853.
The 2005 Credit Agreement requires the Company to be in compliance with certain covenants such as minimum interest coverage ratio and a maximum leverage ratio covenant, as well as a limitation on the amount of capital expenditures. The Company was in compliance with the various covenant requirements as of January 1, 2006.
As of January 1, 2006, annual principal repayments required under the term loans of the 2005 Credit Agreement (excluding any future excess free cash flow amounts) by fiscal year, are as follows:

2006	$—
2007	1,721,519
2008	1,721,519
2009	1,721,519
2010	42,177,215
Thereafter	122,658,228

$170,000,000

7. Cumulative Redeemable Convertible Participating Preferred Stock
In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FAS 150”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability or an asset in some circumstances. Generally, this Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In accordance with this Statement, the Company classified its Mandatorily Redeemable Convertible Preferred Stock as mezzanine equity.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
7. Cumulative Redeemable Convertible Participating Preferred Stock (continued)
On April 29, 2004, the Company authorized the issuance of up to 50,000 shares of a new series of preferred stock with a par value of $0.01 per share. The Company issued 40,540 shares of Cumulative Redeemable Convertible Participating Preferred Stock at a price of $1,000 per share, generating cash proceeds of $40.5 million (net of issuance costs of approximately $67,000) (the “Redeemable Preferred Stock”). Shares of the Redeemable Preferred Stock were offered to all holders of the Company’s common stock ratably based on the relative number of shares of common stock held by each stockholder.
The Redeemable Preferred Stock has an annual dividend equal to 12.0% of the original issuance price of $1,000 per share, payable semi-annually on June 15 and December 15, when and if declared by the Board of Directors out of funds legally available therefore. Unpaid dividends accumulate and the unpaid amount increases at the annual rate of 12.0%, compounded semi-annually. Notwithstanding the foregoing, cash dividends are not permitted or required to be paid prior to December 31, 2009, unless the Company’s credit agreements expressly permit the payment of such cash dividends. As of January 1, 2006, there are approximately $8,355,000 of dividends in arrears. Holders of the Redeemable Preferred Stock are not entitled to vote on any matters, except as otherwise provided by law.
This stock has a liquidation preference on a per share basis equal to the greater of (i) the sum of the original purchase price per share plus all accrued and unpaid dividends or (ii) the amount each share would be entitled to if converted to common stock immediately prior to any liquidation, dissolution or winding up of the Company.
Shares of Redeemable Preferred Stock are convertible at anytime at the option of the holder into shares of common stock at a conversion price, subject to adjustment upon the occurrence of certain events. The initial conversion price is $8.00 (the conversion price gives effect to the March 3, 2004 stock split). The number of shares issued upon conversion is determined by dividing the sum of the original purchase price plus all accrued and unpaid dividends by the conversion price in effect at the time of conversion.
Each share of Redeemable Preferred Stock is mandatorily redeemable on the twelfth anniversary of issuance at an amount equal to the liquidation preference. The redemption price is payable in cash, or, at the option of the holder, in a combination of cash and shares of common stock (determined based upon the conversion price in effect at that time). In addition, except as prohibited by the outstanding debt instruments, the Company is entitled to redeem at any time, all (but not less than all) of the then outstanding shares at a price equal to the mandatory redemption price payable in cash, or at the option of the holder in a combination of cash and shares of common stock (determined based upon the conversion price in effect at that time).

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
7. Cumulative Redeemable Convertible Participating Preferred Stock (continued)
Upon the occurrence of a change of control, the Company shall offer to redeem all outstanding shares of the Redeemable Preferred Stock in cash equal to the greater of (i) 101% of the original issuance price plus all accrued and unpaid dividends or (ii) the amount such shares would be entitled to if converted to common stock immediately prior to such changes of control. Subject to any restrictions under the Company’s credit agreements, the Company may, at any time, redeem all (but not less than all) of the Redeemable Preferred Stock at a price equal to the mandatory redemption price payable in cash, or, at the option of the holder, in a combination of cash and shares of common stock (determined based upon the conversion price in effect at that time).
To the extent permitted by the Company’s credit agreements, from and after the sixth anniversary of the issuance of the Redeemable Preferred Stock, holders of a majority of the then outstanding shares are entitled to convert any or all of their shares, at a price equal to the mandatory redemption price, payable in cash or, at the option of the holders, a combination of cash and common stock (determined based upon the conversion price in effect at that time).
In the event a mandatory redemption or a redemption at the option of either the Company or the holders of a majority of the shares occurs, each holder of Redeemable Preferred Stock shall receive warrants to acquire shares of common stock of the Company. Holders would receive warrants to acquire the number of shares of common stock into which such shares of Redeemable Preferred Shares could have been converted into immediately prior to such redemption transaction. The exercise price for such warrants would be equal to the conversion price in effect immediately prior to such redemption transaction.
The face value of the Redeemable Preferred Shares at January 2, 2005 has been reduced by the value assigned to the warrants and to the beneficial conversion feature. The combined value assigned to the warrants and the beneficial conversion feature of $1,945,352 is being accreted to the Redeemable Preferred Shares over six years (earliest redemption date) using the interest rate method. As of January 1, 2006, the Company has accreted $673,129 related to the preferred stock instrument.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
8. Stockholders’ Equity
Common Stock
In connection with the Acquisition in 2001, the Company sold an aggregate of 6,883,000 shares of common stock to the Sponsor, investors and management at a price of $10 per share, including 383,000 shares in exchange for notes receivable, as described below.
In connection with the Recapitalization in 2003, the Company sold an aggregate of 3,748,927 shares of common stock to Meow LLC for an aggregate price of $175.0 million and redeemed and cancelled 6,350,915 shares of common stock previously held by the Sponsor and investors for aggregate consideration of $308.9 million.
In 2004, the Company sold an aggregate of 104,568 shares of common stock to the investors at the respective exercise prices. There were no sales of common stock in 2005. Stock Split
On March 3, 2004, the Board of Directors declared a 5.835-for-one split of the Company’s common stock to be effected by the distribution of 4.835 shares for each share outstanding.
Stock Options
During 2002, the Company granted an aggregate of 893,000 non-qualified options to certain directors, officers and key employees to purchase shares of its common stock at an exercise price of $10 per share. Such options are subject to three separate tranches for vesting purposes: (1) Tranche A – 225,500 options which vest ratably over a five year period, commencing with the individual anniversary dates of each grant; (2) Tranche B – 393,500 options, all of which vest on the eighth anniversary date of grant; however, to the extent the Company achieves certain performance targets for the period ended December 29, 2002 or for each of the fiscal years 2003 through 2006, the vesting of 20% of these grants will be accelerated; additionally, the Tranche B options not otherwise vested would fully vest upon the Company’s Sponsor achieving a specified net cash return upon a change of control of the Company; and (3) Tranche C – vesting of the remaining 274,000 options are contingent upon the net cash return received by the Company’s Sponsor upon a change of control of the Company. All options granted in 2002 have a term of 10 years. Based upon the Company’s operating results for the period ended December 29, 2002, 78,700 of the Tranche B options vested. No options were exercised or forfeited during 2002.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
8. Stockholders’ Equity (continued)
As a result of the change of control related to the Recapitalization, all of the unvested Tranche A and Tranche B options vested on October 10, 2003. No compensation expense was required to be recognized upon their vesting. As provided in the Stock Purchase Agreement, certain officers and key employees elected not to exercise or sell options to purchase an aggregate of 531,700 shares of common stock. As a result of the change of control related to the Recapitalization, the test for vesting of the Tranche C options occurred on October 10, 2003. The threshold net cash return to the Sponsor was not met. Accordingly, pursuant to their terms, the Tranche C options were cancelled at such date.
During 2003, the Company granted 489,006 non-qualified options to certain directors, officers and key employees to purchase shares of its common stock at an exercise price of $46.68 per share (which equals the price paid by Meow LLC in October 2003). Such options are subject to four separate Tranches for vesting purposes: (1) New Tranche A – 121,001 options which vest ratably over a five year period, commencing with the individual anniversary dates of each grant, or, upon a change of control (as defined), will immediately fully vest; (2) New Tranche B – 240,179 options, all of which vest on the eighth anniversary date of grant; however, to the extent the Company achieves certain performance targets or for each of the fiscal years 2004 through 2008, the vesting of 20% of these grants will be accelerated; additionally, portions of the New Tranche B options will vest based upon the level of return on investment achieved by Meow LLC upon a change of control, (3) New Tranches C and D – 60,983 and 66,843, respectively, all of which vest on the eighth anniversary date of grant; however, portions of the New Tranches C & D options will vest based upon the level of return on investment achieved by Meow LLC upon a sale of all or a portion of its investment in the Company. All options granted in 2003 have a term of 10 years. To the extent any of the New Tranche C or D options vest, the Company will be required to recognize compensation expense under APB 25. The New Tranche A and B options are fixed, therefore no compensation expense is required as they vest.
The holders of options are required to enter into agreements with the Company that place certain restrictions upon their ability to sell or otherwise transfer such shares. In the event of termination of employment of the option holder by the Company, the unvested portion of the holder’s options will be immediately cancelled, subject to the discretion of the Board of Directors to vest any portion of the holder’s options that have not vested. If the option holder is terminated without cause, the vested portion of options held may be exercised within 120 days of the date of termination. If the options holder is terminated with cause, the vested portion of the options will immediately become void.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
8. Stockholders’ Equity (continued)
The weighted-average fair value of options granted during the year ended January 1, 2006 was $2.46. The weighted-average contractual life of options outstanding at January 1, 2006 is 7.0 years.

		Weighted-
		Average
		Exercise
	Options	Price
Outstanding at January 2, 2005	6,127,602	$4.91
Granted	32,800	8.00
Cancelled	(42,800)	6.53

Outstanding at January 1, 2006	6,117,602	$4.92
	-

Exercisable at January 1, 2006	3,777,420	$3.01

At January 1, 2006, 2,997,359 and 3,120,243 options outstanding have an exercise price of $1.71 and $8.00, respectively.
At January 1, 2006, the Company has an aggregate of 6,228,547 shares of common stock reserved for issuance upon the exercise of stock options.
9. Income Taxes
The provision for income taxes consists of the following (000’s):

Current:
Federal	$1,351
State	707

2,058

Deferred:
Federal	5,291
State	902

6,193

$8,251

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
9. Income Taxes (continued)
The current state income tax provision for the year ended January 1, 2006 has been reduced by current year state tax credits of approximately $590,000.
The difference between the effective tax rate reflected in the provision for income taxes and the amount determined by applying the statutory U.S. rate of 35% to income before income taxes for the period ended January 1, 2006 is due primarily to state income taxes. The reconciliation of income taxes computed at the U.S. federal statutory rate to income tax expense is as follows (000’s):

Tax at federal statutory rate (35%)	$7,537
State taxes, net of federal benefit	1,045
Other	(331)

Total tax	$8,251

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of January 1, 2006 (000’s).

Allowances and reserves for receivables	$233
Inventories	283
Accrued expenses and other	830

Deferred tax assets	1,346

Fixed assets	(5,982)
Intangibles	(11,761)
Hedging transactions	(175)

Deferred tax liabilities	(17,918)

Net deferred tax liabilities	$(16,572)

10. Employee Benefit Plans
The Company sponsors a savings plan which qualifies under Section 401(k) of the Internal Revenue Code. This savings plan allowed eligible employees to contribute up to 50% of their income on a pre-tax basis to this plan. The Company matches 50% of the first 6% of the employee’s salary contributed. The Company’s contribution to this plan was $348,000 for the year ended January 1, 2006.

Meow Mix Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
11. Commitments and Contingencies
Operating Leases
The Company rents certain facilities and equipment under operating leases expiring at various dates through 2008. Minimum future rental payments required under leases with terms in excess of one year at January 1, 2006 are as follows (000’s):

2006	$498
2007	139
Thereafter	11

$648

Rental expense approximated $715,000 for the year ended January 1, 2006.
Co-Packaging Agreements
The Company has a co-packaging agreement with a third-party supplier related to the production and packaging of a significant portion of the Company’s production volume. This agreement expires December 2008.
Legal Proceedings
The Company is not a party to any pending legal proceedings other than claims and lawsuits arising in the normal course of business. Management believes these proceedings will not have a material adverse effect on the Company’s consolidated financial condition or results of operations.
12. Subsequent Events
On March 2, 2006, the Company signed an agreement to sell the Company to the Del Monte Corporation for approximately $705 million. The closing date for the sale is to occur on or after May 2, 2006 and is contingent upon clearance from the Federal Trade Commission and no material adverse events occurring.
When the sale occurs, the Company’s cumulative redeemable convertible participating preferred stock will convert into its equivalent number of common shares and share equally in the proceeds from the sale with the common shareholders.